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                                                                     EXHIBIT 99

                               FOR IMMEDIATE RELEASE


                 CITY BANK & TRUST TO AFFILIATE WITH UNION PLANTERS

McMinnville, Tennessee--January 8,1998--Jeffrey A. Golden, Chairman President and Chief Executive Officer of City Bank & Trust Company, announced today that
C B & T, Inc., the parent company of City Bank & Trust Company, is planning to merge with Memphis, Tennessee-based Union Planters Corporation. According to Golden, the results will be a bigger, better bank for the citizens of Warren and DeKalb Counties.

"Union Planters is a very community-oriented company, which is why we believe they are a great match for us," Golden said. "Union Planters places the same emphasis on quality service as we do. Our customers will continue to see the same friendly customer contact faces and senior management team they're accustomed to seeing."

"All of Union Planters' affiliate banks operate independently within the unique communities they serve," Golden added. "Decisions at our bank will continue to be made by people you know and enjoy doing business with."

Merging with Union Planters will give City Bank & Trust even more strength and resources to better serve our communities. "We will be a hometown bank with the type of products and services that can only be offered by multi-billion dollar financial solution providers," Golden said. "We look forward to continued growth as a partner of Union Planters."

The affiliation is expected to be completed by the end of the second quarter of 1998 and is subject to shareholder and regulatory approval and the satisfaction of normal contractual closing conditions.

Union Planters Corporation, which was founded in 1869, has $18.5 billion in assets and serves the financial needs of over 1.5 million families in eight states, including Missouri, Tennessee, Mississippi, Florida, Louisiana, Arkansas, Alabama and Kentucky.

For More Information:

At City Bank & Trust:
Jeffrey A. Golden
Chairman, President and Chief Executive Officer
931-473-2147